Exhibit 10.4

SENIOR VICE PRESIDENT – ONSITE SERVICES (AMENDED)

Objectives, Performance Targets and Performance Incentive Compensation

The potential Performance Incentive Compensation for the President-Onsite Services is based on the achievement of the Performance Target thresholds set forth below opposite the listed Financial Objective. The Performance Target represents the minimum acceptable performance level to qualify for Performance Incentive Compensation with respect to the respective Financial Objective.  The Performance Target does not necessarily correspond to expected actual financial results, but is determined by the Compensation Committee as the financial performance level which merits incentive compensation for financial performance.

Based on the following table, if 100% of the Performance Target for SEC Gross Profit is achieved and the maximum discretionary bonus is recommended by the Compensation and Stock Option Committee and approved by the Board of Directors, for the fiscal year 2012, the total Performance Incentive Compensation would be $720,000.

Performance Incentive Compensation is based on the following:

Financial Objective	Performance Target	Actual Performance as a Percentage of Target	Performance Incentive Compensation
SEC Gross Profit1	$18,500,000	100% or greater	$360,000
Discretionary Bonus2			UP TO $360,000

1)
“SEC Gross Profit” is defined, for any fiscal period from and after the Effective Date, as the total consolidated gross profit for Safety & Ecology Holdings Corporation for such period plus depreciation and amortization expenses included in the gross profit.

2)
Due to the following reasons, the performance incentive payment for 2012 will be 100% discretionary, with any payout required to be recommended by the Company’s Compensation Committee and approved by the Board of Directors at the conclusion of 2012:

The Company completed a significant acquisition in October 2011 which has the potential to more than double the Company in terms of revenue and EBITDA. Integration of the acquired company in an efficient and orderly manner in 2012 will impact the long term value of PESI. In addition, the market environment that PESI is operating in during 2012 is unique due to the high concentration of revenue derived from the United States Government which is in a state of flux due to a pending federal election and pressure to reduce federal spending.

In determining whether to recommend a discretionary performance incentive payment for performance during the 2012 fiscal year, the Compensation Committee will consider those factors that the Compensation Committee deems appropriate in light of the objectives of the Company, including without limitation, the following objective and subjective criteria with respect to the performance of the Company and the executive during the 2012 fiscal year:

1.	Revenue;
2.	EBITDA;
3.	Successful integration;
4.	Achievement of synergies;
5.	Increase in commercial revenue;
6.	Increase in international revenue;
7.	Continued progress on the NPCM Development for Commercial Applications;
8.	Resolution of problem projects which were part of the acquisition;
9.	Collection of problem accounts receivable which were part of the acquisition;
10.	Profitable EBITDA from the company’s Treatment Segment; and
11.	Continued Development and Implementation of 2012 and 2013 Strategic Plan.

Performance Incentive Compensation Payment

This plan is effective for the Company’s 2012 fiscal year.  Performance incentive compensation, if payable under this plan, will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Senior Vice President – Onsite Services 2012 - Compensation Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Christopher Leichtweis	7/17/2012
/S/ Christopher Leichtweis	Date

/s/ Mark Zwecker	7/17/2012
/S/ Board of Directors	Date